Exhibit 99.1

Teladoc Health Reports First Quarter 2023 Results

●	First quarter 2023 revenue grows 11% year-over-year to $629.2 million
●	First quarter 2023 net loss of $69.2 million, or $0.42 per share
●	First quarter adjusted EBITDA totaled $52.8 million

PURCHASE, NY, April 26, 2023— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the first quarter ended March 31, 2023.

“Teladoc Health delivered strong first quarter results across all key financial and operating metrics to start the year,” said Jason Gorevic, chief executive officer of Teladoc Health. “With a strong financial position, we are able to fund and invest in innovations and a world-class team of medical professionals as we support leading employers, health plans, hospital systems, and governments around the world. We have solid momentum heading into the rest of the year as the market embraces Teladoc Health’s unified whole person care experience.”

Key Financial Data
($ in thousands, except per share data, unaudited)
	Quarter Ended		Year over Year
	March 31,		Change
	2023	2022
Revenue	$629,244	$565,350	11%

Net loss	$(69,228)	$(6,674,523)	N/M
Net loss per share, basic and diluted	$(0.42)	$(41.58)	N/M

Adjusted EBITDA (1)	$52,765	$54,497	(3)%

N/M – Not meaningful

See note (1) in the Notes section that follows.

First Quarter 2023

Revenue increased 11% to $629.2 million from $565.4 million in first quarter 2022. Access fees revenue grew 12% to $550.9 million and other revenue grew 6% to $78.4 million. U.S. revenues grew 10% to $541.7 million and International revenues grew 18% to $87.6 million.

Revenue increased 5% to $350.0 million for the Teladoc Health Integrated Care (“Integrated Care”) segment and increased 21% to $279.3 million for the BetterHelp segment in first quarter 2023.

Net loss totaled $69.2 million, or ($0.42) per share, for first quarter 2023, compared to $6,674.5 million, or ($41.58) per share, for first quarter 2022. Results for first quarter 2023 included stock-based compensation expense of $46.0 million, or ($0.28) per share, restructuring costs of

$8.1 million, or ($0.05) per share, primarily related to severance, and amortization of acquired intangibles of $50.3 million, or ($0.31) per share.

Results for first quarter 2022 primarily included a non-cash goodwill impairment charge of $6,600.0 million, or $(41.11) per share, as well as stock-based compensation expense of $60.4 million, or ($0.38) per share, and amortization of acquired intangibles of $49.9 million, or ($0.31) per share.

Adjusted EBITDA (1) decreased 3% to $52.8 million, compared to $54.5 million for first quarter 2022. Segment adjusted EBITDA increased 51% to $35.1 million for the Integrated Care segment and decreased 41% to $17.6 million for the BetterHelp segment in first quarter 2023.

GAAP gross margin, which includes depreciation and amortization, was 67.8% for first quarter 2023, compared to 66.0% for first quarter 2022.

Adjusted gross margin (1) was 69.8% for first quarter 2023, compared to 66.9% for first quarter 2022.

Capex and Cash Flow

Net cash provided by operating activities was $13.2 million in first quarter 2023, compared to net cash used in operating activities of $31.7 million in first quarter 2022. Capitalized expenditures and capitalized software (together, “Capex”) was $45.6 million in first quarter 2023, compared to $30.8 million in first quarter 2022. Free cash flow was a net outflow of $32.5 million in first quarter 2023, also compared to a net outflow of $62.6 million in first quarter 2022.

Financial Outlook

Teladoc Health provides an outlook based on current market conditions and expectations and what we know today. Based on what we know today, we believe our outlook ranges provide a reasonable baseline for 2023 financial performance.

For second quarter 2023, we expect:

2Q 2023 Outlook Range
Revenue	$635 - $660 million
Adjusted EBITDA	$60 - $68 million
Net loss per share	($0.55) - ($0.45)
U.S. Integrated Care Members (2)	84.5 - 85.5 million

For the year ending December 31, 2023, we expect:

Full Year 2023 Outlook Range
Revenue	$2,575 - $2,675 million
Adjusted EBITDA	$285 - $325 million
Net loss per share	($1.70) - ($1.25)
U.S. Integrated Care Members (2)	84 - 86 million

See note (2) in the Notes section that follows.

Earnings Conference Call

The first quarter 2023 earnings conference call and webcast will be held Wednesday, April 26, 2023 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-833-470-1428 for U.S. participants and using the access code # 517662. For international participants, please visit the following link for global dial-in numbers: https://www.netroadshow.com/events/global-numbers?confId=48865. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; and (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended March 31,
	2023	2022
Revenue	$629,244	$565,350
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	190,107	187,025
Operating expenses:
Advertising and marketing	176,790	133,600
Sales	54,490	58,329
Technology and development	86,985	87,412
General and administrative	114,145	104,923
Acquisition, integration, and transformation costs	5,944	4,507
Restructuring costs	8,102	0
Depreciation and amortization	69,783	58,933
Goodwill impairment	0	6,600,000
Loss from operations	(77,102)	(6,669,379)
Other income, net	(4,907)	(724)
Interest (income) expense, net	(3,648)	5,480
Loss before provision for income taxes	(68,547)	(6,674,135)
Provision for income taxes	681	388
Net loss	$(69,228)	$(6,674,523)

Net loss per share, basic and diluted	$(0.42)	$(41.58)

Weighted-average shares used to compute basic and diluted net loss per share	162,922,691	160,532,301

Stock-based Compensation Summary

Compensation costs for stock-based awards were classified as follows (in thousands):

	Quarter Ended
	March 31,
	2023	2022
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$1,353	$2,196
Advertising and marketing	3,126	3,711
Sales	8,075	12,071
Technology and development	12,729	18,087
General and administrative	20,755	24,371
Total stock-based compensation expense (3)	$46,038	$60,436

See note (3) in the Notes section that follows.

Revenues

	Quarter Ended		Year over Year
($ thousands)	March 31,		Change
	2023	2022
Revenue by Type
Access fees	$550,870	$491,337	12%
Other	78,374	74,013	6%
Total Revenue	$629,244	$565,350	11%

Revenue by Geography
U.S. Revenue	$541,662	$491,200	10%
International Revenue	87,582	74,150	18%
Total Revenue	$629,244	$565,350	11%

Summary Operating Metrics

	Quarter Ended		Year over Year
(millions, except revenue per member)	March 31,		Change
	2023	2022
U.S. Integrated Care Members (2)	84.9	79.2	7%

BetterHelp Paying Users (4)	0.467	0.382	22%

Chronic Care Program Enrollment (5)	1.028	0.913	13%

	Quarter Ended		Year over Year
	March 31,		Change
	2023	2022
Total Visits	4.9	4.5	8%

Average Revenue Per U.S. Integrated Care Member (6)	$1.39	$1.41	(2)%

See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Quarter Ended		Year over Year
($ thousands, unaudited)	March 31,		Change
	2023	2022
Teladoc Health Integrated Care
Revenue	$349,972	$332,384	5%
Adjusted EBITDA	$35,127	$23,267	51%
Adjusted EBITDA Margin %	10.0%	7.0%	304	bps

BetterHelp
Therapy Services	$275,928	$229,117	20%
Other Wellness Services	3,344	1,057	216%
Total Revenue	$279,272	$230,174	21%
Adjusted EBITDA	$17,638	$30,098	(41)%
Adjusted EBITDA Margin %	6.3%	13.1%	(676)	bps

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Quarter Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(69,228)	$(6,674,523)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	0	6,600,000
Depreciation and amortization	69,783	58,933
Depreciation of rental equipment	681	770
Amortization of right-of-use assets	3,056	3,173
Provision for allowances	9,034	4,591
Stock-based compensation	46,038	60,436
Deferred income taxes	(355)	(2,319)
Accretion of interest	845	826
Other, net	(3,522)	0
Changes in operating assets and liabilities:
Accounts receivable	(14,046)	(27,842)
Prepaid expenses and other current assets	(6,165)	(18,993)
Inventory	10,000	2,023
Other assets	(9,939)	(6,047)
Accounts payable	(9,132)	492
Accrued expenses and other current liabilities	15,452	11,706
Accrued compensation	(32,265)	(48,819)
Deferred revenue	5,648	7,479
Operating lease liabilities	(2,858)	(3,626)
Other liabilities	129	(7)
Net cash provided by (used in) operating activities	13,156	(31,747)
Cash flows from investing activities:
Capital expenditures	(2,363)	(3,913)
Capitalized software	(43,261)	(26,918)
Other, net	0	3,264
Net cash used in investing activities	(45,624)	(27,567)
Cash flows from financing activities:
Net proceeds from the exercise of stock options	296	3,585
Proceeds from advances from financing companies	3,375	2,232
Payment against advances from financing companies	(3,548)	(3,921)
Proceeds from employee stock purchase plan	2,731	3,680
Cash received for withholding taxes on stock-based compensation, net	496	103
Other, net	3	(2,863)
Net cash provided by financing activities	3,353	2,816
Net decrease in cash and cash equivalents	(29,115)	(56,498)
Foreign exchange difference	(488)	(538)
Cash and cash equivalents at beginning of the period	918,182	893,480
Cash and cash equivalents at end of the period	$888,579	$836,444

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$888,579	$918,182
Accounts receivable, net of allowance for doubtful accounts of $6,106 and $4,324, respectively	215,981	210,554
Inventories	45,801	56,342
Prepaid expenses and other current assets	136,346	130,310
Total current assets	1,286,707	1,315,388
Property and equipment, net	29,791	29,641
Goodwill	1,073,190	1,073,190
Intangible assets, net	1,815,948	1,836,765
Operating lease - right-of-use assets	39,518	41,831
Other assets	63,993	48,540
Total assets	$4,309,147	$4,345,355
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$38,625	$47,690
Accrued expenses and other current liabilities	184,642	168,693
Accrued compensation	50,900	81,554
Deferred revenue-current	95,930	90,457
Advances from financing companies	11,247	11,375
Total current liabilities	381,344	399,769
Other liabilities	1,749	1,618
Operating lease liabilities, net of current portion	35,927	38,042
Deferred revenue, net of current portion	4,117	3,872
Advances from financing companies, net of current portion	8,037	8,082
Deferred taxes, net	50,613	50,939
Convertible senior notes, net	1,536,134	1,535,288
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 163,919,394 shares and 162,840,360 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	164	163
Additional paid-in capital	17,409,574	17,358,645
Accumulated deficit	(15,077,515)	(15,008,287)
Accumulated other comprehensive loss	(40,997)	(42,776)
Total stockholders’ equity	2,291,226	2,307,745
Total liabilities and stockholders’ equity	$4,309,147	$4,345,355

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA and free cash flow, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

EBITDA consists of net loss before interest (income) expense, net; other income, net, including foreign exchange gain or loss; provision for income taxes; depreciation and amortization; and goodwill impairment. Adjusted EBITDA consists of net loss before interest (income) expense, net; other income, net, including foreign exchange gain or loss; provision for income taxes; depreciation and amortization; goodwill impairment; stock-based compensation; restructuring costs; and acquisition, integration, and transformation costs.

Free cash flow is net cash (used in) provided by operating activities less capital expenditures and capitalized software development costs. We believe that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA and free cash flow may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA nor free cash flow should be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other performance measures derived in accordance with GAAP.

Adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA and free cash flow have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect goodwill impairment;
●	EBITDA and adjusted EBITDA do not reflect the interest (income) expense, net;
●	EBITDA and adjusted EBITDA eliminate the impact of the provision for income taxes on our results of operations;

●	EBITDA and adjusted EBITDA do not reflect other income, net;
●	adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;
●	adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;
●	adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA differently than we do, limiting the usefulness of these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA, and free cash flow along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA, and free cash flow should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended
	March 31,
	2023	2022
Revenue	$629,244	$565,350
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(190,107)	(187,025)
Depreciation and amortization of intangible assets	(12,531)	(5,119)
Gross Profit	426,606	373,206
Depreciation and amortization of intangible assets	12,531	5,119
Adjusted gross profit	$439,137	$378,325

Gross margin	67.8%	66.0%
Adjusted gross margin	69.8%	66.9%

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, except for outlook data, unaudited)

	Quarter Ended		Outlook in millions (8)
	March 31,		Second Quarter	Full Year
	2023	2022	2023	2023
Net loss	$(69,228)	$(6,674,523)	$(90) - (74)	$(280) - (206)
Adjustments:
Goodwill impairment	0	6,600,000
Other income, net	(4,907)	(724)
Interest (income) expense, net	(3,648)	5,480
Provision for income taxes	681	388
Depreciation and amortization	69,783	58,933
Total Adjustments	61,909	6,664,077
Consolidated EBITDA	(7,319)	(10,446)
Adjustments:
Stock-based compensation	46,038	60,436
Acquisition, integration, and transformation costs	5,944	4,507
Restructuring costs	8,102	0
Total Adjustments	60,084	64,943	134 - 158	491 - 605
Consolidated Adjusted EBITDA	$52,765	$54,497	$60 - 68	$285 - 325

Segment Adjusted EBITDA
Teladoc Health Integrated Care	$35,127	$23,267
BetterHelp	17,638	30,098
Other	0	1,132
Consolidated Adjusted EBITDA	$52,765	$54,497

See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by (Used in) Operating Activities to Free Cash Flow

(In thousands, unaudited)

	Quarter Ended
	March 31,
	2023	2022
Net cash provided by (used in) operating activities	$13,156	$(31,747)
Capital expenditures	(2,363)	(3,913)
Capitalized software	(43,261)	(26,918)
Free Cash Flow	$(32,468)	$(62,578)

Notes:

1.	A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.	U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.	Excluding the amount capitalized related to software development projects.

4.	BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy services during the applicable period.

5.	Chronic Care Program Enrollment represents the total of enrollees across our suite of chronic care programs at the end of a given period.

6.	Average revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

7.	We have two segments: Teladoc Health Integrated Care (“Integrated Care”) and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis.

Other includes certain revenues, expenses and charges not related to ongoing segment operations.

8.	We have not provided a full line-item reconciliation for net loss to EBITDA or adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss, EBITDA, and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

Investors:
Patrick Feeley

914-265-7925

IR@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com